UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

Oncolix, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-192405	46-3046340
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14405 Walters Road, Suite 780 Houston, TX	77014
(address of principal executive offices)	(zip code)

281-402-3167
(registrant’s telephone number, including area code)

___________________________________________
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Oncolix, Inc. (“Oncolix” or the “Company”) is furnishing this information pursuant to Item 7.01 of this Current Report, which information shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information furnished pursuant to Item 7.01 in the Report that is required to be disclosed solely by Regulation FD.

On October 1, 2018, Oncolix and IGL Pharma, Inc. (“IGLP”) entered into a patent and technology license agreement and trademark assignment wherein IGLP hereby granted to Oncolix a royalty-bearing, sublicensable, exclusive license to a novel drug for the potential treatment of osteosarcoma, bone metastases and bone marrow ablation. Included in this license are the rights to manufacture, have manufactured, use, import, offer to sell and/or sell products. The license includes a customary upfront payment, milestone payments and royalties on product net sales in exchange for the exclusive global rights to the drug.

Osteosarcoma is a fairly rare disease (U.S. incidence of 800 to 900 patients) that affects both adolescents and adults. While the cure rate in local osteosarcoma is about 70%, in metastatic disease it is fatal. In addition to the need for better therapies to treat the disease, there is also a need to reduce the pain associated with bone cancers. Bone pain is associated with all bone cancers, including bone metastases, which often originate from prostrate and breast cancer.

Although osteosarcoma will be our first target, the preclinical data demonstrate that this drug may be effective for the treatment of bone metastases and bone marrow ablation. Bone marrow ablation is a viable option for many cancers, including leukemia, lymphoma and sickle cell anemia. In the case of sickle cell anemia, bone marrow ablation is the only known cure. The current standard for bone marrow ablation is high doses of chemotherapy, which are known to cause significant side effects.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.

99.1	Press release dated October 11, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncolix, Inc.

Dated: October 11, 2018	By:	/s/ Michael T. Redman
Michael T. Redman
Chief Executive Officer

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